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                                                                    Exhibit 99.D


                                                                    May 24, 2001






Miravant Medical Technologies,
   336 Bollay Drive,
      Santa Barbara, California 93117,
         Attention:  Gary S. Kledzik.


                  We refer to (i) that certain Warrant Agreement, dated as of February 18, 1999 (the "WARRANT AGREEMENT"), between Miravant Medical Technologies, a Delaware corporation (the "COMPANY"), and Pharmacia Treasury Services AB (formerly Pharmacia & Upjohn Treasury Services AB), a Swedish corporation (the "INITIAL HOLDER") and (ii) that certain Amended and Restated Credit Agreement, of even date herewith (the "AMENDED AND RESTATED CREDIT AGREEMENT"), between the Company and the Initial Holder. Terms used but not defined herein shall have the meaning ascribed to such terms in the Warrant Agreement and the Amended and Restated Credit Agreement.

                  1. Effective as of the Effective Time (as defined in the Amended and Restated Credit Agreement), the following definitions in the Warrant Agreement are hereby amended and restated in their entirety as follows:

                           "CREDIT AGREEMENT" means the Amended and Restated Credit Agreement, dated as of May 24, 2001, between the Company and the Initial Holder.


                            "TERM LOAN" has the meaning assigned to that term in the Amended and Restated Credit Agreement.

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                           "QUARTERLY LOAN" has the meaning assigned to the term
         "Original Quarterly Loan" in the Amended and Restated Credit Agreement.

                  2.       Effective as of the Effective Time, Section
2.01 of the Warrant Agreement is hereby amended and restated in its entirety as follows:

                           Section 2.01 ISSUANCE AND GRANT OF WARRANTS. In connection with the delivery by the Company of each Borrowing Request pursuant to Section 2.02 of the Credit Agreement, the Company will issue and grant to the Initial Holder a number of Warrants equal to the Warrant Number. In the event that the Company has complied with its obligations pursuant to the Credit Agreement and the Initial Holder fails to make the Quarterly Loan or the Term Loan contemplated by
         Section 2.02 of the Credit Agreement, the Warrants evidenced by the Warrant Certificate that accompanies the related Borrowing Request shall be null and void; PROVIDED, HOWEVER, that if the Initial Holder fails to make such Quarterly Loan or Term Loan as a result of the Company's cancellation or revocation of such Borrowing Request or as a result of the Company's failure to comply with its obligations under the Credit Agreement, such Warrants and such Warrant Certificate shall not be rendered null, void or otherwise invalid.

                  3. This Letter Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.


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                  Please acknowledge your acceptance of the foregoing by
executing below.


                                    Sincerely,

                                    PHARMACIA TREASURY SERVICES AB


                                    By:  /s/  Alexandra Van Horne
                                       ----------------------------
                                       Title: Vice President and
                                              Treasurer


                                    By:  /s/ Camilla Uden
                                       ---------------------------
                                       Title: Assistant Treasurer


Acknowledged and accepted:

MIRAVANT MEDICAL TECHNOLOGIES


By:  /s/ Gary S. Kledzik, Ph.D.
    ---------------------------
    Title:  Chairman and CEO


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